EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Terry L. Cook	James F. Verhey
(909) 483-8511	(909) 483-8513

FOR IMMEDIATE RELEASE

KAISER VENTURES LLC ANNOUNCES ADVERSE DECISION IN LAND EXCHANGE LITIGATION

ONTARIO, CA (September 23, 2005) — Kaiser Ventures LLC (“Kaiser”) announced today that the U.S. Federal District Court in Riverside, California issued a decision on September 20, 2005, setting aside a land exchange completed between Kaiser and U.S. Bureau of Land Management in October 1999.

In the exchange, Kaiser’s wholly owned subsidiary, Kaiser Eagle Mountain, Inc. (now Kaiser Eagle Mountain, LLC) transferred approximately 2,800 acres of Kaiser-owned property along its railroad right-of-way to the BLM and a cash equalization payment in exchange for approximately 3,500 acres of land within the Eagle Mountain landfill project area. The land exchanged by Kaiser was identified as prime desert tortoise habitat and was a prerequisite to completion of the permitting of the Eagle Mountain landfill project. Following completion of the land exchange, two lawsuits were filed challenging it and requesting its reversal. The plaintiffs argued that the land exchange should have been reversed, because, among other reasons, the BLM failed to comply with the National Environmental Policy Act and the Federal Land Management Policy Act. The Federal District Court concluded that the environmental impact statement was deficient in its explanation and/or environment analysis with regard to: (i) the issue of eutrophication which deals with the introduction of nutrients, in this case primarily nitrogen, as a result of

KAISER VENTURES ANNOUNCES ADVERSE DECISION IN LAND EXCHANGE LITIGATION

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the existence of the landfill; (ii) the Big Horn Sheep, which is not an endangered species; and (iii) statement of purpose and need; and (iv) the reasonable range of alternatives to the proposed project. The Court did rule in favor of the Eagle Mountain project with regard to the environmental analysis and explanation for: (i) noise; (ii) night lighting; (iii) visual impacts; (iv) the desert tortoise; (v) groundwater; and (vi) air. The Court also ruled that the environmental impact statement was deficient under the Federal Land Management Policy Act with regard to: (i) the appraisal undertaken by the BLM in the land exchange; and (ii) a full discussion of the BLM’s conclusions on the public need for the landfill project.

Mr. Stoddard, Chairman of the Board and Chief Executive Officer of the Company, stated: “Obviously we are surprised and disappointed in the Court’s decision. However, the Eagle Mountain landfill project has encountered setbacks before and we will be evaluating our options with regard to the project, including the possibility of appealing the Federal District Court’s decision. Our initial view is that there are very good grounds to appeal the decision. We faced a similar situation when the landfill project was in litigation under the California Environmental Quality Act and the California Court of Appeals ultimately completely reversed a lower court’s adverse decision on the project by finding that the project had undergone complete and extensive environmental study and review.”

The Eagle Mountain landfill project is a rail-haul landfill intended to serve Southern California’s long-term municipal solid waste needs. In 1999 the landfill project received all the major permits and approvals required for siting, constructing, and operating the landfill project.

For additional information on the Eagle Mountain landfill project, its planned sale, and the risks associated with such project and its planned sale, please sees

KAISER VENTURES ANNOUNCES ADVERSE DECISION IN LAND EXCHANGE LITIGATION

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Kaiser’s Report on Form 10-K/A for the year ended December 31, 2004, which is posted on Kaiser’s web site at: ww.kaiserventures.com.

Kaiser is the reorganized successor of the former Kaiser Steel Corporation, which was an integrated steel manufacture that filed for bankruptcy in 1987. Kaiser has realized substantial value from certain assets remaining after that bankruptcy and continues to develop others. On November 30, 2001, Kaiser converted from a corporation into a limited liability company. Since that conversion, Kaiser has no public or established market for its units, although it continues to file periodic reports under the Securities Exchange Act of 1934, as amended.

The foregoing press release contains forward-looking statements with in the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, forward-looking statements concerning the nature and scope of the Eagle Mountain landfill project and its pending sale. Results may vary, perhaps materially, from those contained in the forward-looking statements in this news release.

If you have any questions, please contact Terry Cook at 909.483.8511 or Jim Verhey at 909.483.8513.

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